Dechert Price & Rhoads
                       1500 K Street, N.W.
                     Washington, D.C.  20005




                        October 30, 1996




Templeton Income Trust
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sirs:

          As counsel for Templeton Income Trust (the "Trust") during the fiscal year ended August 31, 1996, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-4706) and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-6510). We have also examined such other records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion that the 541,199,472 Shares delivered by the Trust against receipt of the net asset value of the Shares during the Trust's fiscal year ended August 31, 1996 were duly and validly authorized, legally and validly issued, fully paid, and non-assessable.

          We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended August 31, 1996 to be filed on behalf of the Trust with the Securities and Exchange Commission.

                                   Sincerely,

                                   /s/DECHERT PRICE & RHOADS
                                   Dechert Price & Rhoads